Exhibit 99.3

Staktek Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

On August 31, 2007, Staktek Holdings, Inc. (“Staktek”) completed its acquisition of Southland Micro Systems, Inc. (“Southland”), with Southland continuing after the acquisition as the surviving corporation and a wholly owned subsidiary of Staktek.

The unaudited pro forma statements of operations give effect to the acquisition as if it had occurred on January 1, 2006. This information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Condensed Combined Statement of Operations, the separate historical financial statements of Staktek as of and for the fiscal years ended December 31, 2006 and 2005, included in the Staktek Annual Report on Form 10-K for the fiscal year ended December 31, 2006, the separate audited historical financial statements of Southland as of and for the years ended December 31, 2006 and 2005, included as Exhibit 99.1 to this Current Report on Form 8-K, the separate unaudited financial statements of Southland for the six months ended June 30, 2007 and June 30, 2006, included as Exhibit 99.2 to this Current report on Form 8-K, and our Quarterly Report on Form 10-Q for the period ended June 30, 2007.

The unaudited pro forma statements of operations are provided for informational purposes only. The pro forma information is not necessarily indicative of what our results of operations would have been had the acquisition been completed at the dates indicated or what the results will be for any future periods. A pro forma balance sheet has not been included as the balance sheet effects of the acquisition are reflected in our Balance Sheet as of September 30, 2007 included in our Quarterly Report on Form 10-Q for the period ended September 30, 2007.

The unaudited pro forma statements of operations reflects the effects of applying certain preliminary purchase accounting adjustments to the historical combined results of operations, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The final purchase price allocation has not yet been completed and could result in adjustments to the amounts included in the unaudited pro forma condensed combined financial information. Additionally, the former owners of Southland are eligible for up to $7 million in additional payments (“Earn-out payments”), contingent upon Southland’s financial performance over the two years subsequent to the acquisition date. Based on Southland’s financial results for the 12 months ended December 31, 2006 and the 6 months ended June 30, 2007, no earn-out payment expense is incorporated into this pro forma presentation.

Staktek Holdings, Inc.

Unaudited Pro Forma Combined Statement of Operations

(in thousands)

	Twelve Months Ended December 31, 2006
	Historical Staktek	Historical Southland	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Services	$43,084	$24,206	$(176)	a	$67,114
License	12,472	—	—		12,472

Total revenue	55,556	24,206	(176)		79,586
Cost of revenue:
Services	28,247	20,865	(176)	a	50,716
			25	c
			1,651	g
			104	d
Amortization of acquisition intangibles	6,623	—	209	b	6,832

Total cost of revenue	34,870	20,865	1,813		57,548

Gross profit	20,686	3,341	(1,989)		22,038
Operating expenses:
Selling, general and administrative	14,805	4,400	(1,651)	g	17,249
			(415)	c
			110	d
Research and development	8,238	—	—		8,238
Business restructuring and acquisition	391	—	—		391
Amortization of acquisition intangibles	817	—	535	b	1,352

Total operating expenses	24,251	4,400	(1,421)		27,230

Loss from operations	(3,565)	(1,059)	(568)		(5,192)
Other income (expense):
Interest income	3,077	—	(701)	f	2,376
Interest expense	(19)	(289)	—		(308)
Other	(77)	20	—		(57)
Southland Legal Settlement	—	877			877

Loss before income taxes	(584)	(451)	(1,269)		(2,304)
Provision (benefit) for income taxes	(130)	1	(101)	e	(230)

Net loss	$(454)	$(452)	$(1,168)		$(2,074)

Loss per share:
Basic	$(0.01)				$(0.04)
Diluted	$(0.01)				$(0.04)
Shares used in computing loss per share:
Basic	48,080				48,080
Diluted	48,080				48,080

Staktek Holdings, Inc.

Unaudited Pro Forma Combined Statement of Operations

(in thousands)

	Six Months Ended June 30, 2007
	Historical Staktek	Historical Southland	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Services	$14,646	$12,605	$(540)	a	$26,711
License	2,271	—	—		2,271

Total revenue	16,917	12,605	(540)		28,982

Cost of revenue:

Services	11,577	$10,947	(540)	a	22,698
			(127)	c
			51	d
			790	g
Amortization of acquisition intangibles	2,119	—	105	b	2,224
Impairment of AV Acquis. Intang-COS	684	—	—		684

Total cost of revenue	14,380	10,947	279		25,606

Gross profit	2,537	1,658	(819)		3,376

Operating expenses:

Selling, general and administrative	6,728	$2,481	(28)	c	8,446
			55	d
			(790)	g
Research and development	3,269	—	—		3,269
Amortization of acquisition intangibles	276	—	267	b	543

Total operating expenses	10,273	2,481	(496)		12,258

Loss from operations	(7,736)	(823)	(323)		(8,882)

Other income (expense):

Interest income	1,675	—	(351)	f	1,324
Interest expense	(8)	(209)	—		(217)
Other	(53)	40	—		(13)

Loss before income taxes	(6,122)	(992)	(674)		(7,788)

Provision for income taxes	922	1	58	e	981

Net loss	$(7,044)	$(993)	$(732)		$(8,769)

Loss per share:
Basic	$(0.15)				$(0.18)
Diluted	$(0.15)				$(0.18)
Shares used in computing loss per share:
Basic	47,414				47,414
Diluted	47,414				47,414

Staktek Holdings, Inc.

Notes to Unaudited Pro Forma Combined Statements of Operations

The following pro forma adjustments and reclassifications have been reflected in the unaudited pro forma combined statements of operations:

(a) - Elimination of intercompany sales during the period.

(b) - Represents the increase in amortization expenses based on the value of the acquired intangible assets and their useful life.

(c) - Revision of depreciation expense to reflect the post-acquisition value of Southland assets and changes in the remaining useful life of the assets.

(d) - Increase stock compensation expenses based on grants to Southland employees at the time of the acquisition.

(e) - Reflects the application of Staktek’s effective tax rate to Southland’s earnings. The effective rate differs from Staktek’s statutory rate of 35% due to certain discrete items and reserves against tax assets.

(f) - Reduces Staktek’s interest income to reflect the reduction in cash due to the acquisition; estimate based on current earnings of Staktek’s investments (3.27%/year).

(g) - Reallocates Southland’s overhead costs to reflect Staktek’s allocation policy.

(h) - The following table summarized the amounts paid at the effective time of the acquisition:

Direct Payments	$14,803
Payment of Southland Debt	6,016
Direct Costs of Acquisition	870

Total Investment	$21,689

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the time of the transaction. The allocation of the purchase price is subject to change due to a working capital adjustment provision. There were no tax effects recorded as part of the transaction.

	Amount	Useful Life (in years)
Accounts receivable, net	$4,408
Inventory	2,179
Property, plant and equipment	5,244	3-7
Other assets	353
Goodwill	5,576
Customer relationships	4,655	10
Trade name	1,806	10
Noncompete	207	3
Current liabilities	(2,739)

Total purchase price	$21,689